Exhibit 99.1

Consent of Independent Valuation Expert

Phillips Edison Grocery Center REIT II, Inc.:

We hereby consent to the reference to our name and description of our role in the valuation process of Phillips Edison Grocery Center REIT II, Inc. (the “Company”) included in the Annual Report on Form 10-K for the year ended December 31, 2017, and incorporated by reference into the Company’s Registration Statement on Form S-3 (File No. 333-190588) and the related prospectus included therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

/s/ Duff & Phelps, LLC

March 27, 2018